EXHIBIT 99.2
                          INTERSTATE/JOHNSON LANE, INC.
                            LONG-TERM INCENTIVE PLAN

                             AS AMENDED AND RESTATED
                           EFFECTIVE OCTOBER 21, 1997



        This document amends and restates the terms and conditions of the Interstate/Johnson Lane, Inc., Long -Term Incentive Plan adopted July 16, 1996, retroactive to October 1, 1995, and shall be referred to as the "Interstate/Johnson Lane, Inc. Long -Term Incentive Plan as Amended and Restated Effective October 21, 1997" (the "PLAN").

1. Purpose. The purpose of the Plan is to reward and retain certain senior executives of Interstate/Johnson Lane, Inc. (the "CORPORATION"), and its subsidiaries who are largely responsible for the Corporation's growth and financial success and to increase those persons' proprietary interest in the Corporation, giving them a greater opportunity to share in the Corporation's future success through the ownership of shares of the Corporation's common stock.

2. Administration. The Plan shall be administered by the Compensation and Plans Committee (the "COMMITTEE") of the Corporation's Board of Directors (the "BOARD"). A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. In addition, any decision or determination reduced to writing and signed by all of the members of the Committee shall be as effective as if it had been made by a majority vote at a meeting duly called and held. Subject to the provisions of the Plan, to the provisions of the Corporation's by-laws, and to any terms and conditions prescribed by the Board, the Committee may make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee shall hold meetings at such times and places as it may determine. The interpretation and construction by the Committee of any provisions of the Plan, with respect to grants and awards to employees hereunder, or of any benefit granted under it shall be final unless otherwise determined by the Board.

3. Eligible Persons. Up to fifteen senior executives of the Corporation and its subsidiaries, including the Chief Executive Officer of the Corporation, shall be eligible to receive grants under the Plan. Those persons (the "RECIPIENTS") shall be designated by the Committee prior to September 30, 1998 and the number of shares of the Corporation's common stock granted to each of them shall be determined by the Committee not later than sixty(60) days following the Corporation's fiscal year ending September 30, 1998. In making such designations and grants, the Committee shall take into account such factors as the Committee, in its sole discretion, shall deem appropriate, including, among other things, recommendations of the Chief Executive Officer of the Corporation regarding grants to persons other than himself. The Committee in its sole discretion may include among the Recipients otherwise eligible executives (or the estate, beneficiary or legal representative of any such executive) who die or become disabled prior to September 30, 1998.


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4.  Grants. All grants to Recipients shall be made in the form of shares of the
    Corporation's treasury common stock and, except as provided in Section 7, all such shares shall be unrestricted. No grant to any one individual shall be more than the lesser of 50% of the total number of shares granted, or 325,000 shares.

5. Number of Shares of Stock to be Granted. The total number of shares to be granted by the Committee shall be based on the Corporation's consolidated aggregate earnings per share ("EPS") over the October 1, 1995, through September 30, 1998, period (the "MEASUREMENT PERIOD") in accordance with the following schedule without interpolation:

        Aggregate Primary EPS                      Shares to
        for the Measurement Period                 be Granted
               $3.51                                      100,000
               $3.84                                      150,000
               $4.20                                      200,000
               $4.56                                      250,000
               $4.89                                      300,000
               $5.25                                      350,000
               $5.61                                      450,000
               $5.94                                      550,000
               $6.30                                      650,000

Aggregate Primary EPS over the Measurement Period shall be determined in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), provided that the expense accruals required under GAAP during the Measurement Period for the potential shares issuable under the Plan shall not be considered in calculating the aggregate EPS which will determine the total number of shares to be granted under the Plan.

6. Cash Election. At the time of any initial grant of unrestricted shares, each Recipient shall have the opportunity to elect in writing, on a form provided by the Committee, to receive up to fifty percent (50%) of the grant of unrestricted shares in cash in lieu of shares. For the purpose of the cash election, the shares shall be valued at the average New York Stock Exchange ("NYSE") closing price for the Corporation's common stock during the last ten trading days in September 1998. Each Recipient shall have until the later of (a) October 31, 1998, or (b) thirty (30) days from the date he receives notice of his grant to make the election to receive cash in lieu of shares. For the purpose of any cash election made by a Recipient pursuant to
    Section 8(a) or 8(b), the shares shall be valued at the average NYSE closing price of the Corporation's common stock for the ten trading days immediately preceding the date of the notice of grant by the Committee.

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7.  Restricted Shares. (a) Designation. If, during the Measurement Period, the
    Company determines that, upon application of GAAP, the prospective grants of unrestricted shares as of the end of the Measurement Period will require a pre-tax charge for any fiscal quarter in excess of twelve percent (12%) of the pretax profits before such charge, the Committee and management may reduce those charges to a level deemed appropriate to the Committee, but not below twelve percent (12%), by designating an appropriate number of the shares that may be granted under the Plan as restricted, rather than unrestricted, shares. The number of restricted shares so calculated shall be allocated on a pro rata basis among the Recipients by the Committee at the time grants are made by the Committee.

        (b) Restrictions. The grant agreement pertaining to restricted shares granted to a Recipient shall provide that, except as provided in this Section hereafter, the shares shall be forfeited if the Recipient is not employed by the Corporation or a subsidiary thereof for the duration of the period ending September 30, 2001. No grant of restricted shares shall be effective until the Recipient thereof has acknowledged in writing, in a grant agreement form provided by the Committee for that purpose, his understanding and acceptance of the terms and conditions of that grant.

        (c) Special Circumstances. The restricted shares shall not be forfeited to the Corporation in these cases:

               (i) DEATH OR DISABILITY. If the Recipient dies or becomes disabled prior to September 30, 2001, the restricted shares shall become unrestricted shares and certificates therefor shall be delivered to the Recipient's beneficiary or to the Recipient or his legal representative, as the case may be. A Recipient's beneficiary or beneficiaries shall be the person or persons or trust designated by the Recipient on a form provided for that purpose by the Committee and delivered to and accepted by the Committee or, in the absence of a valid designation or if the designated beneficiary does not survive the Recipient, the Recipient's estate. A Recipient shall be deemed "disabled" for this purpose if the Recipient has been determined as eligible for disability payments under the terms of the Corporation's long-term disability plan applicable to that Recipient.

               (ii) RETIREMENT. A Recipient retires (regardless of his age) by terminating his employment with the Corporation and its subsidiaries and by not becoming employed in the securities or investment advisory industry for one year thereafter. The Committee shall determine if a Recipient has retired and, if the Committee so determines, the shares shall be issuable thereafter to the Recipient as unrestricted shares only if the Recipient does not, within the period of one year following the date he leaves the employ of the Corporation and its subsidiaries (or, if the Recipient retires after September 30, 2000, within the period ending September 30, 2001), become employed in the securities or investment advisory industry. If the Recipient becomes employed in the securities or investment advisory industry within that period, his shares shall be permanently forfeited.


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               (iii) OTHER TERMINATION OF EMPLOYMENT. If the Recipient leaves employment with the Corporation and its subsidiaries for a reason other than death, disability, or retirement prior to September 30, 2001, his restricted shares shall be forfeited to the Corporation unless the Committee, in its sole discretion, elects to waive the forfeiture as to all or any portion of those shares.

        (d) No Cash Election. A Recipient shall have no cash election with respect to shares originally issued as restricted shares hereunder.

        (e) Holding of Certificates; Dividends and Voting Rights. Restricted shares shall be held by the Corporation and certificates therefore shall not be delivered to the Recipient until such time as the shares become unrestricted. While the shares are held by the Corporation, the Recipient shall have voting rights with respect to those shares and shall be entitled to receive any cash dividends payable thereon or other distributions by the Corporation with respect to such shares.

8. Change in Control. (a) Prior to September 30, 1998. In the event a Change in Control occurs prior to September 30, 1998, the number of shares to be granted hereunder by the Committee shall be determined using an aggregate Primary EPS determined by the following proration formula: 36 X the actual Primary EPS through the end of the most recent full month prior to the Change in Control / The number of months from and including 10-1-95 through the most recent full month prior to the Change in Control. For purposes of this paragraph, the timing of the Change in Control shall be deemed to be the earlier of the actual acquisition of shares resulting in the Change, or the date of the vote of the Corporation's Board of Directors approving the Change in Control transaction(s), if applicable. The number of shares so determined, if the Committee has not yet designated Recipients and allocated shares among them, shall be granted to such Recipients in such allocation of shares as the Committee shall determine in its discretion as described in
    Section 3. All of the shares so granted by the Committee shall be issued as unrestricted shares, and fifty percent (50%) of the shares granted to each Recipient shall be eligible for the cash election provided for in Section 6, which must be made by each Recipient within 30 days following receipt of notice of the grant.

        (b) After September 30, 1998. In the event a Change in Control occurs after September 30, 1998, but prior to a determination by the Committee of the Recipients and the grants thereto, the Committee shall designate the Recipients and the number of shares to be granted to each Recipient as described in Section 3. All of the shares shall be issued as unrestricted shares, and fifty percent (50%) of the shares granted shall be eligible for the cash election provided for in Section 6, which must be made by each Recipient within 30 days following receipt of notice of the grant. If a Change in Control occurs after September 30, 1998, and after the grant of shares to Recipients as restricted shares, all restricted shares shall be delivered to the Recipients thereof as unrestricted shares.


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        (c) Change in Control. "CHANGE IN CONTROL" is defined as follows:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
    Act) of 25% or more of either (x) the then outstanding shares of common stock of the Corporation (the "OUTSTANDING CORPORATION COMMON STOCK") or (y) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "OUTSTANDING CORPORATION VOTING SECURITIES"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Corporation, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses
    (A), (B) and (C) of subsection (ii) of this Section are satisfied; or

               (ii) Approval by the shareholders of the Corporation of a reorganization, merger or consolidation, in each case, unless following such reorganization, merger or consolidation, (A) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock, and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or


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

               (iii) Approval by the shareholders of the Corporation of (x) a complete liquidation or dissolution of the Corporation or (y) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding the Corporation and any employee benefit plan (or related trust) of the Corporation or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation.

9. Miscellaneous. (a) Taxes. The Corporation shall be entitled to withhold from a Recipient's salary, commissions, cash election payments or other compensation (or secure payment from the Recipient in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Corporation with respect to any stock issuable under the Plan, or with respect to any income recognized upon the lapse of restrictions applicable to restricted shares, and the Corporation may defer issuance of stock hereunder until and unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Recipient at such time as the Committee determines. The Committee may prescribe one or more methods by which the Recipient will be permitted to satisfy his withholding obligation, which methods may include, without limitation, the payment of cash by the Recipient to the Corporation, and the delivery or withholding, at the appropriate time, of shares of stock otherwise held or issuable to the Recipient in a number sufficient, based upon the fair market value of such stock, to satisfy such tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to any such withholding methods as it deems necessary or appropriate, including, without limitation, rules and procedures relating to elections by Recipients who are subject to the provisions of Section 16 of the Exchange Act to have stock withheld to meet such tax withholding obligations.


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

               (b) Loans. The Committee, in its discretion, may authorize the lending of funds by the Corporation to any Recipient solely for the purpose of paying federal and state income taxes associated with unrestricted or restricted shares issued to Recipients under the Plan, including federal and state income tax obligations resulting from an election by a Recipient under Section 83(b) of the Internal Revenue Code. Any such loans shall be made on terms respecting amortization, maturity, interest rate and collateral (which may include shares of the Corporation's common stock) as the Committee, in its discretion, may determine, and may be fully or partially nonrecourse to the borrower during all, none or any portion of the term of any loan authorized by the Committee. Any loans authorized by the Committee shall be documented with such agreements and instruments as the Committee shall determine to be prudent and in the best interests of the Corporation.

               (c) Amendment and Termination. The Committee or the Board may at any time terminate, suspend, or amend the Plan or the terms and conditions of any restricted stock grant agreement; provided, however, that no such action shall deprive any Recipient of any benefits to which he would have been entitled under the Plan on the day prior to the date such action was taken, unless agreed to by the Recipient or unless such action is required to comport with changes in the Internal Revenue Code of 1986 ("INTERNAL REVENUE CODE"), as amended, Title I of the Employee Retirement Income Securities Act of 1974 ("ERISA"), as amended, or rules thereunder.

               (d) Nonassignability. No right to receive shares or right to receive cash payments hereunder shall be assignable or transferable by a Recipient other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or ERISA. The designation of a beneficiary by a Recipient pursuant to Section 7(c)(i) does not constitute a transfer.

               (e) No Right to Grant; No Right to Employment. No employee or other person shall have any claim of right to participate in or to receive a grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation.

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               (f) Grants Not Includable for Benefit Purposes. Income recognized by a Recipient pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) or group insurance or other benefit plans applicable to the Recipient which are maintained by the Corporation, except as may be provided under the terms of such plans or determined by resolution of the Board.

               (g) Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of North Carolina other than the choice or conflict of laws provisions of such laws, and shall be construed in accordance therewith.

               (h) Securities Law Compliance. Certificates representing shares issued under the Plan may bear such legends and statements as the Committee shall deem appropriate or advisable to assure, among other things, compliance with applicable securities laws, rules and regulations.

               (i) Reservation of Shares. The Corporation during the term of the Plan shall reserve and keep available among its treasury shares, and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue such number of shares of its common stock as shall be sufficient to satisfy this Restated Plan. If the Corporation is unable to obtain any authority necessary for lawful issuance of any shares hereunder, the Corporation will be relieved of any liability in respect of the nonissuance or sale of such stock as to which such authority has not been obtained.

               (j) Uncertificated Shares. Any restricted shares granted hereunder may, but need not, be evidenced by a stock certificate in respect of the shares awarded. A "book entry" (i.e., a computerized or manual entry) may be made in the records of the Corporation to evidence the issuance of unrestricted shares where no physical certificate is issued. The Corporation's records, absent manifest error, shall be binding on all parties.

               (k) Adjustments for Certain Changes in Capitalization. If the Corporation at any time increases or decreases the number of its outstanding shares of common stock or changes in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in common stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the common stock, then the numbers, rights, and privileges of the shares issuable hereunder shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

               (l) Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any benefit granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties, provided that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

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



                              WACHOVIA CORPORATION

                        1999 DECLARATION OF AMENDMENT TO
                          INTERSTATE/JOHNSON LANE, INC.
                            LONG-TERM INCENTIVE PLAN


        THIS DECLARATION OF AMENDMENT, made effective this 1st day of April, 1999, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation"), to the Interstate/Johnson Lane, Inc. Long-Term Incentive Plan, as Amended and Restated Effective October 21, 1997 (the "Plan").

                                R E C I T A L S:

        WHEREAS, the Plan provides for the grant of awards for restricted and unrestricted shares of the common stock of Interstate/Johnson Lane, Inc.("IJL") to certain selected senior executives of IJL; and

        WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 27, 1998 by and between the Corporation and IJL, IJL will merge into the Corporation, with the Corporation as the surviving corporation; and

        WHEREAS, pursuant to Section 6.13(c) of the Merger Agreement, as of the effective time of the merger (the "Merger"), certain outstanding shares of restricted stock of IJL ("Restricted IJL Stock") and rights to acquire shares of Restricted IJL Stock or shares of IJL common stock ("IJL Common Stock"), including rights granted under the Plan, will be converted into shares or rights to acquire shares of Common Stock of the Corporation; and

        WHEREAS, pursuant to Section 9(c) of the Plan, the Board or the Committee authorized to administer the Plan (the "Committee") may at any time terminate, suspend or amend the Plan, subject to the terms of the Plan; and

        WHEREAS, subject to consummation of the Merger, the Corporation has determined that it would be in the best interests of the Corporation to reflect the Corporation's assumption of certain awards under the Plan and make certain amendments to the Plan in order to facilitate plan administration;

               NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:

        1. References in the Plan to the "Corporation," including but in no way limited to the definition of the term contained in Section 1, shall hereafter be deemed to be references to Wachovia Corporation. Notwithstanding the foregoing, for purposes of determining eligibility for, and terms of, participation in the Plan (including but not limited to the eligibility provisions contained in Section 3), the term "Corporation" shall refer to Interstate/Johnson Lane, Inc. or its subsidiary or successor corporations.

        2. All references to the term "common stock" shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.

        3. All references to the term "Committee," including but not limited to the definition of the term contained in Section 2, shall hereafter be deemed to be references to the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation.

        4. The first sentence of Section 4 shall be deleted and the following sentence shall be inserted in lieu thereof:

                      "4. Grants. All grants to Recipients shall be made in the
               form of authorized and unissued shares of the Corporation's common stock, and, except as provided in Section 7, all such shares shall be unrestricted."

        IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                            WACHOVIA CORPORATION


                                            By:  /s/ Leslie M. Baker, Jr.
                                                 -------------------------------
                                                 Chief Executive Officer

ATTEST:


/s/ William M. Watson, Jr.
-------------------------------
Secretary

[Corporate Seal]

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